Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "STRYVE FOODS, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JULY, A.D. 2023, AT 11:08 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FOURTEENTH DAY OF JULY, A.D. 2023 AT 12:01 O'CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

6016025 8100
SR# 20232963171

Authentication: 203718384
Date: 07-11-23

FIRST CERTIFICATE OF AMENDMENT
TO
FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STRYVE FOODS, INC.

Stryve Foods, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the "Board") resolutions were duly adopted authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware amendments (the "Amendment") to the Corporation's first amended and restated certificate of incorporation (the "Certificate of Incorporation") to add a paragraph to Section 4.1 of the Fourth Article of the Corporation's Certificate of Incorporation as set forth below.

SECOND: Section 4.1 of the Corporation's Certificate of Incorporation is hereby amended and restated as follows:

"Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 425,000,000 shares, consisting of (a) 415,000,000 shares of common stock (the "Common Stock"), including (i) 400,000,000 shares of Class A Common Stock (the "Class A Common Stock") and (ii) 15,000,000 shares of Class V Common Stock (the "Class V Common Stock") and (b) 10,000,000 shares of preferred stock (the "Preferred Stock").

Effective at 12:01 a.m. Eastern Time on July 14, 2023 (such time, on such date, the "Effective Time") of this First Certificate of Amendment to the Certificate of Incorporation of the Corporation, every fifteen (15) shares of the Corporation's issued and outstanding Common Stock, par value $0.0001 per share, that are issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation's Common Stock, par value $0.0001 per share, subject to the treatment of fractional interests as described below (the "Reverse Stock Split"). No fractional share shall be issued in connection with the Reverse Stock Split; all shares of Common Stock that are held by a stockholder will be aggregated subsequent to the Reverse Stock Split and each fractional share resulting from such aggregation held by a stockholder shall be cancelled. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the Reverse Stock Split, such holder shall be entitled to receive a cash amount equal to the value of such fractional share based on the closing price of the Common Stock on the trading day immediately prior to the Effective Time of the Reverse Stock Split."

THIRD: That pursuant to a resolution of the Board, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH: That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH: The foregoing amendment shall be effective at 12:01 a.m. Eastern Time on July 14, 2023.

SIXTH: Except as herein amended, the Corporation's Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to be executed by a duly authorized officer on July 11, 2023.

Stryve Foods, Inc.

Name: R. Alex Hawkins
Title: CFO

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:08 AM 07/11/2023
FILED 11:08 AM 07/11/2023
SR 20232963171 - File Number 6016025